Exhibit 99.1



                                              Contact:    Raymond O'Rourke
                                                          Media Relations
                                                          212-761-4262

                                                          For Immediate Release

MORGAN STANLEY


Morgan Stanley Elects Dr. Klaus Zumwinkel to its Board of Directors;

Nominates Sir Howard Davies for Election at 2004 Annual Stockholders Meeting


NEW YORK, January 7, 2004 -- Morgan Stanley (NYSE: MWD) announced today that Dr. Klaus Zumwinkel, chairman of the board of management of Deutsche Post AG, has been elected to its board of directors. Sir Howard Davies, until last year the chairman and chief executive of the United Kingdom's Financial Services Authority, has been nominated for election to the board at the 2004 annual stockholders meeting in April.

Dr. Zumwinkel has headed Deutsche Post AG since 1990. Deutsche Post is a $49 billion ((euro)39 billion) global corporation headquartered and listed in Germany, with diversified operations including postal mail, express mail, logistics and financial services.

Sir Howard Davies currently serves as director of the London School of Economics and Political Science. He resigned as chairman of the FSA in September 2003.

Dr. Zumwinkel replaces Edward Brennan, who resigned from the Morgan Stanley board last year after he was named executive chairman of AMR Corp., parent company of American Airlines. Sir Howard will replace Robert Bauman, the former chief executive officer of Smith Kline Beecham. Mr. Bauman, who has reached Morgan Stanley's mandatory retirement age for directors, will leave the board after the 2004 annual meeting.

"We are enormously pleased that Dr. Zumwinkel will serve on our board and that Sir Howard has agreed to stand for election," said Michael A. Miles, chairman of the Nominating and Governance Committee of Morgan Stanley's board of directors. "Both men are highly esteemed in their fields.


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They are proven business leaders, each with the international perspective befitting a global financial services leader."

"Dr. Zumwinkel is a strategist who puts ideas to work, growing successful global businesses. At Deutsche Post, and before that at Quelle, he has taken strong national franchises and made them into highly competitive global enterprises," said Philip J. Purcell, Morgan Stanley chairman and chief executive officer. "Dr. Zumwinkel's insights and experiences will be of tremendous value to our firm."

"During Sir Howard's tenure at the FSA, the regulator came to define global best practices in financial services oversight. His 'public policy DNA' will add an important new dimension to Morgan Stanley governance," said Mr. Purcell. "Sir Howard's insights will be particularly timely as our industry seeks to reestablish trust and redefine business practices with a client focus."

         Dr. Klaus Zumwinkel

         Klaus Zumwinkel is chairman of the management board of Deutsche Post AG, based in Bonn, Germany, where he was recently named "Manager of the Year" by Business Manager magazine. He currently serves on the supervisory boards of Deutsche Lufthansa AG and Karstadt Quelle AG. He is the chairman of the supervisory board of Deutsche Telekom AG and deputy chairman of the board of C.V. International Post Corp., a cooperative association of 23 national postal operators.

         Before joining Deutsche Post, Dr. Zumwinkel was chairman and CEO of Quelle AG. Prior to that, he spent 12 years with McKinsey & Company.

         Dr. Zumwinkel holds a master's degree from Wharton School of Business at the University of Pennsylvania and a doctorate from the University of Munster.


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         Sir Howard Davies

         Sir Howard has been Director of the London School of Economics and Political Science since September 2003. Prior to that he was chairman and chief executive of the Financial Services Authority, the United Kingdom's principal regulator of banks, brokerages, insurers and other financial services businesses operating there. Before joining the FSA, Sir Howard served as the Deputy Governor of the Bank of England and before that, as head of the UK's Audit Commission. He has also served as the Director General of the Confederation of the British Industry.

         He is a trustee and chairman of the audit committee of the Tate Gallery, has served on the boards of GKN Plc, and on the International Advisory Board of the National Westminster Bank.

         Sir Howard holds an MS from the Stanford University Graduate School of Business and his undergraduate degree from Merton College, Oxford.

Morgan Stanley is a global financial services firm and a market leader in securities, asset management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

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